                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                              (Amendment No.  )

                     Home Properties of NY Incorporated
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of class of securities)

                                  437306103
--------------------------------------------------------------------------------
                               (CUSIP number)


Check the following box if a fee is being paid with this statement [x] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP No.       437306103            13G                       Page 2 of 9 Pages

-------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
-------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]

-------------------------------------------------------------------------------
      3  SEC USE ONLY


-------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

-------------------------------------------------------------------------------
  NUMBER OF       5 SOLE VOTING POWER
   SHARES                           0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                      515,200
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                    0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                              515,200
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     515,200

-------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                        8.81%

-------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                    IA, CO
-------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.       437306103            13G                       Page 3 of 9 Pages

-------------------------------------------------------------------------------
      1  NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                Miller Anderson & Sherrerd LLP
                IRS # 23-17441222
-------------------------------------------------------------------------------
      2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3  SEC USE ONLY


-------------------------------------------------------------------------------
      4  CITIZENSHIP OR PLACE OF ORGANIZATION
                The state of organization is Delaware.

-------------------------------------------------------------------------------
  NUMBER OF       5 SOLE VOTING POWER
   SHARES                          0
  BENEFICIALLY    -------------------------------------------------------------
  OWNED BY        6 SHARED VOTING POWER
    EACH                      515,200
  REPORTING       -------------------------------------------------------------
  PERSON WITH     7 SOLE DISPOSITIVE POWER
                                    0
                  -------------------------------------------------------------
                  8 SHARED DISPOSITIVE POWER
                              515,200
-------------------------------------------------------------------------------
      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 515,200

-------------------------------------------------------------------------------
     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    8.81%

-------------------------------------------------------------------------------
     12  TYPE OF REPORTING PERSON*
                IA, CO
-------------------------------------------------------------------------------

                   * SEE INSTRUCTIONS BEFORE FILLING OUT !

CUSIP No.     437306103              13G                      Page 4 of 9 Pages

Item 1 (a)    Name of Issuer

              Home Properties of NY Incorporated

Item 1 (b)    Address of issuer's principal executive offices

              850 Clinton Square
              Rochester, NY 14604

Item 2 (a)    Name of person filing

              (a) Morgan Stanley Group Inc.
              (b) Miller Anderson & Sherrerd LLP

Item 2 (b)    Principal business office

              (a) 1585 Broadway
                  New York, New York 10036

              (b) 1 Tower Bridge Suite 1100
                  West Conshohocken, PA 19428

Item 2 (c)    Citizenship

              Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item 2 (d)    Title of class of Securities

              Common Stock

Item 2 (e)    Cusip No.

              437306103

 Item 3   (a) Morgan Stanley Group Inc. is (e) an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

          (b) Miller Anderson & Sherrerd LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item 4       Ownership

              Incorporated by reference to Items (5) - (9) and (11) of the cover page.
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CUSIP No.      437306103             13G                       Page 5 of 9 Pages



Item 5   Ownership of 5 Percent or Less of a Class

         Inapplicable

Item 6   Ownership of More than 5 Percent on Behalf of Another Person

         Accounts managed on a discretionary basis by wholly-owned subsidiaries of Morgan Stanley Group Inc., including Miller Anderson & Sherrerd LLP, are known to have the right to receive or the power to direct the receipt of of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Inapplicable

Item 8   Identification and Classification of Members of the Group

         Inapplicable

Item 9   Notice of Dissolution of Group

         Inapplicable

Item 10  Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.     437306103               13G                      Page 6 of 9 Pages




                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date :          February 14, 1997

Signature :     /s/ Donald P. Ryan
                ---------------------------------------------------------------

Name / Title :  Donald P. Ryan / Vice President Morgan Stanley Asset
                Management Inc.
                ---------------------------------------------------------------
                MILLER ANDERSON & SHERRERD LLP

Date :          February 14, 1997

Signature :     /s/ Edward J. Johnsen
                ---------------------------------------------------------------

Name / Title :  Edward J. Johnsen / Vice President Morgan Stanley & Co.
                Incorporated
                ---------------------------------------------------------------
                MORGAN STANLEY GROUP INC.




                       INDEX TO EXHIBITS                           PAGE
                       -----------------                           ----

EXHIBIT 1       Agreement to Mike a Joint Filing                      7

EXHIBIT 2 Secretary's Certificate Authorizing Edward J. Johnsen 8 to Sign on behalf of Morgan Stanley Group Inc.

EXHIBIT 3       Secretary's Certificate Authorizing Donald P. Ryan    9
                to Sign on behalf of Miller Anderson & Sherrerd LLP